Exhibit 99

        Sypris Reports 72% Increase in Third Quarter Revenue;
                 Net Orders Rise 52% to $109 Million

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Oct. 21, 2004--Sypris Solutions, Inc. (Nasdaq/NM:SYPR) today reported revenue increased 72% to a record $118.5 million for the third quarter in 2004 compared to $68.9 million for the prior year period. Net income for the third quarter increased to $3.5 million compared to $0.7 million for the same quarter in 2003, while earnings per share increased to $0.19 per diluted share compared to $0.05 per diluted share for the third quarter of 2003. The financial results for the third quarter of 2004 reflected the impact of a 24% increase in the number of fully diluted shares outstanding compared to the prior year period, or approximately $0.05 per share, and the favorable resolution of a federal tax audit, which approximated $0.02 per share.
    For the nine months ended September 30, 2004, the Company reported revenue increased 53% to a record $303.7 million compared to $198.4 million for the prior year period. Net income increased 87% to $8.9 million compared to $4.7 million for the same period in 2003, while earnings per share increased 55% to $0.51 per diluted share compared to $0.33 per diluted share for the prior year period. The results for the first nine months of 2004 reflected the impact of a 20% increase in the number of fully diluted shares outstanding compared to the prior year period, or approximately $0.10 per diluted share, and the favorable resolution of the federal tax audit previously mentioned, which approximated $0.02 per share.
    "We are pleased with the financial results for the quarter," said Jeffrey T. Gill, president and chief executive officer. "The rapid growth of the Company's top line reflected the positive impact of shipments under recently-announced long-term contracts with Dana and ArvinMeritor, and the continued growth of the commercial vehicle market. The Company's operating margins expanded on both a year over year and on a sequential basis, driven in large part by the increased volume and improved performance of our Industrial Group."
    "Net orders increased 52% during the quarter to $109.4 million when compared to the prior year quarter, while the Company's backlog climbed 36% to $242.1 million, reflecting the impact of the new contract awards and a 35% increase in the production of commercial vehicles from year ago levels. The Company's balance sheet remains strong, with approximately $110 million of potentially available credit and cash to support additional growth initiatives."
    "We believe the outlook remains positive, despite growing indications that constraints in the commercial vehicle supply chain may restrain production rates over the near term. As we move into 2005, the Company expects to benefit from production related to several new customer programs, while the Company's operating performance is expected to benefit from the increasing volumes with margins targeted to improve sequentially throughout the year if and when capacity constraints and supply chain issues are resolved."

    The Industrial Group

    Revenue for our Industrial Group increased 250% to a record $78.4 million in the third quarter compared to $22.4 million for the prior year period, and increased 35% sequentially from the second quarter of this year. Gross profit increased 531% to $8.9 million compared to $1.4 million for the same period in 2003, and increased 60% sequentially from the second quarter of this year.
    For the nine months ended September 30, 2004, revenue for our Industrial Group increased 162% to a record $185.1 million from $70.7 million in the prior year period. Gross profit for the first nine months increased 184% to $21.0 million compared to $7.4 million for the same period in 2003. The financial results were driven primarily by an increase in demand from the commercial vehicle market and the commencement of shipments to Dana and ArvinMeritor under recently announced contract awards.
    Gill continued, "The performance of our Industrial Group continued to reflect the stronger market for commercial vehicle production. Bookings increased 229% for the quarter to $76.2 million compared to the prior year period, and increased 190% to $230.0 million for the first nine months of this year when compared to the same period for 2003, while backlog increased 149% to $117.9 million when compared to last year. Margins improved on both a year over year and on a sequential basis, but continued to reflect the impact of capacity constraints and supply issues, albeit on a somewhat lesser scale than earlier this year."

    The Electronics Group

    Revenue for our Electronics Group was $40.0 million in the third quarter compared to $46.5 million for the prior year period and $37.7 million for the second quarter of this year. Gross profit for the quarter was $6.8 million compared to $8.2 million in the same period in 2003 and $7.5 million for the second quarter of 2004, primarily as a result of a change in mix reflecting increased sales of lower margin circuit card assemblies and reduced sales of higher margin products to certain government agencies.
    For the nine months ended September 30, 2004, revenue for our Electronics Group was $118.6 million compared to $127.7 million for the prior year period. Gross profit for the first nine months was $22.2 million compared to $25.2 million for the prior year period, primarily reflecting the lower level of shipments for the period and the change in mix mentioned above.
    "Net orders for our Electronics Group declined during the quarter to $33.1 million, but backlog remained solid at $124.0 million," said Jeffrey T. Gill. "In the short-term, we believe the outlook for growth in this segment of our business will remain somewhat constrained at least until such time as the delays in program funding to accommodate our current military operations are successfully resolved. For the long-term, we remain optimistic that we are well-positioned on a series of major programs that should contribute to the Company's growth in the future."

    Outlook

    Gill added, "Our outlook for the balance of the year remains appropriately cautious, with revenue for the fourth quarter expected to be in the range of $120.0 to $124.0 million versus $78.2 million for the prior year period, which represents an increase of 53% at the midpoint of the range. We believe that supply chain issues impacting our Industrial Group will continue to exert pressure on production efficiencies throughout the quarter, thereby restraining the potential for meaningful margin expansion in the short-term. As a result, earnings for the fourth quarter are forecast to be in the range of $0.17 to $0.20 per diluted share, assuming 18.4 million weighted average shares outstanding, compared to the $0.23 per diluted share on
14.9 million weighted average shares outstanding for the prior year quarter."
    "For the full year 2004, we now expect revenue to be in the range of $423 to $427 million compared to our prior forecast of $405 to $415 million and $276.6 million for 2003, which represents an increase of 54% at the midpoint of the range compared to 2003. Earnings are forecast to be in the range of $0.68 to $0.71 per diluted share, assuming 17.7 million weighted average shares outstanding, compared to prior guidance of $0.70 to $0.80 per diluted share and $0.56 per diluted share for 2003, based on 14.7 million weighted average shares outstanding."
    "As we look forward to 2005, we have increased our top line expectations for the full year as a result of the continued strength of new contract awards, with revenue now forecast to be in the range of $500 to $520 million compared to our prior forecast of $480 to $500 million and guidance of $423 to $427 million for 2004. The outlook for earnings remains unchanged, with earnings per share forecast to be in the range of $1.00 to $1.10, assuming 19.0 million weighted average shares outstanding, compared to guidance of $0.68 to $0.71 per diluted share for 2004, which represents an increase of 51% at the midpoint of the range. We expect our Industrial Group to serve as the primary source for revenue growth in 2005 with both revenue and earnings expected to increase sequentially throughout the year as new programs booked during 2004 enter production during 2005."
    Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at www.sypris.com.
    This release, and oral statements referring hereto, contain "forward-looking statements," from which actual results may differ materially due to factors such as: cost and supply of raw materials such as steel, components, or utilities; growth, reduction or competitive pressures in our markets; cost, efficiency and yield of our operations; our ability to improve results of acquired businesses; inventory valuation risks; product mix; changes in government or other customer programs; reliance on major customers or suppliers; revised estimates of major contract costs; dependence on management; labor relations; risks of foreign operations; currency exchange rates; costs and supply of debt, equity capital, or insurance; pension valuation risks; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; compliance costs; regulatory actions or sanctions; litigation, including customer, creditor, stockholder, environmental or asbestos-related claims; war, terrorism or political uncertainty; disasters; unknown risks and uncertainties; or risk factors in our SEC filings.


                        SYPRIS SOLUTIONS, INC.
                         FINANCIAL HIGHLIGHTS
               (In thousands, except per share amounts)

                                                 Three Months Ended
                                               -----------------------
                                                Sept. 30,   Sept. 28,
                                                  2004        2003
                                               ----------- -----------
Revenue                                        $  118,457  $   68,898
Net income                                     $    3,487  $      686
Earnings per common share:
  Basic                                        $     0.19  $     0.05
  Diluted                                      $     0.19  $     0.05
Weighted average shares outstanding:
  Basic                                            17,888      14,241
  Diluted                                          18,306      14,799

                                                  Nine Months Ended
                                               -----------------------
                                                Sept. 30,   Sept. 28,
                                                  2004        2003
                                               ----------- -----------
Revenue                                        $  303,729  $  198,434
Net income                                     $    8,870  $    4,744
Earnings per common share:
  Basic                                        $     0.53  $     0.33
  Diluted                                      $     0.51  $     0.33
Weighted average shares outstanding:
  Basic                                            16,765      14,221
  Diluted                                          17,504      14,562


                        SYPRIS SOLUTIONS, INC.
                    CONSOLIDATED INCOME STATEMENTS
               (in thousands, except for per share data)

                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------
                               September September September September
                                  30,       28,       30,       28,
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------
                                   (Unaudited)         (Unaudited)
Net revenue:
  Electronics Group            $ 40,028  $ 46,468  $118,627  $127,701
  Industrial Group               78,429    22,430   185,102    70,733
                               --------- --------- --------- ---------
     Total net revenue          118,457    68,898   303,729   198,434
Cost of sales:
  Electronics Group              33,201    38,304    96,439   102,515
  Industrial Group               69,569    21,025   164,130    63,358
                               --------- --------- --------- ---------
     Total cost of sales        102,770    59,329   260,569   165,873
                               --------- --------- --------- ---------
     Gross profit                15,687     9,569    43,160    32,561
Selling, general and
 administrative                   8,915     6,925    25,701    20,110
Research and development          1,084     1,030     2,483     3,118
Amortization of intangible
 assets                             145        67       411       109
                               --------- --------- --------- ---------
     Operating income             5,543     1,547    14,565     9,224
Interest expense, net               646       384     1,161     1,417
Other expense (income), net          15        65       (91)      217
                               --------- --------- --------- ---------
     Income before income
      taxes                       4,882     1,098    13,495     7,590
Income tax expense                1,395       412     4,625     2,846
                               --------- --------- --------- ---------
     Net income                $  3,487  $    686  $  8,870  $  4,744
                               ========= ========= ========= =========
Earnings per common share:
     Basic                     $   0.19  $   0.05  $   0.53  $   0.33
     Diluted                   $   0.19  $   0.05  $   0.51  $   0.33
Dividends declared per common
 share                         $   0.03  $   0.03  $   0.09  $   0.09
Weighted average shares
 outstanding:
     Basic                       17,888    14,241    16,765    14,221
     Diluted                     18,306    14,799    17,504    14,562


                        SYPRIS SOLUTIONS, INC.
                      CONSOLIDATED BALANCE SHEETS
                 (in thousands, except for share data)

                                           September 30,  December 31,
                                               2004           2003
                                           ------------- -------------
                                            (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                $     10,332  $     12,019
  Accounts receivable, net                       93,820        45,484
  Inventory, net                                 93,606        61,932
  Other current assets                           11,120        11,370
                                           ------------- -------------
     Total current assets                       208,878       130,805
Property, plant and equipment, net              153,262       106,683
Goodwill                                         14,277        14,277
Other assets                                     13,525        11,730
                                           ------------- -------------
                                           $    389,942  $    263,495
                                           ============= =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                         $     62,155  $     29,598
  Accrued liabilities                            21,876        17,491
  Current portion of long-term debt               8,150         3,200
                                           ------------- -------------
     Total current liabilities                   92,181        50,289
Long-term debt                                   72,500        53,000
Other liabilities                                15,992        15,425
                                           ------------- -------------
     Total liabilities                          180,673       118,714
Stockholders' equity:
  Preferred stock, par value $0.01 per
   share, 975,150 shares authorized; no
   shares issued                                     --            --
  Series A preferred stock, par value $0.01
   per share, 24,850 shares authorized; no
   shares issued                                     --            --
  Common stock, non-voting, par value $0.01
   per share, 10,000,000 shares authorized;
   no shares issued                                  --            --
  Common stock, par value $0.01 per share,
   30,000,000 shares authorized; 17,903,622
   and 14,283,323 shares issued and
   outstanding in 2004 and 2003,
   respectively                                     179           143
  Additional paid-in capital                    140,712        83,541
  Retained earnings                              70,724        63,443
  Accumulated other comprehensive income
   (loss)                                        (2,346)       (2,346)
                                           ------------- -------------
     Total stockholders' equity                 209,269       144,781
                                           ------------- -------------
                                           $    389,942  $    263,495
                                           ============= =============


                        SYPRIS SOLUTIONS, INC.
                   CONSOLIDATED CASH FLOW STATEMENTS
                            (in thousands)

                                                Nine Months Ended
                                           ---------------------------
                                           September 30, September 28,
                                               2004          2003
                                           ------------- -------------
                                                   (Unaudited)
Cash flows from operating activities:
  Net income                                $     8,870   $     4,744
   Adjustments to reconcile net income to
    net cash (used in) provided by
    operating activities:
      Depreciation and amortization              13,564         9,387
      Other noncash charges                       1,108           685
      Changes in operating assets and
       liabilities, net of acquisitions:
        Accounts receivable                     (49,139)       (4,494)
        Inventory                               (26,946)        1,031
        Other current assets                     (1,435)        1,424
        Accounts payable                         35,488         1,517
        Accrued liabilities                       4,436           858
                                            ------------  ------------
         Net cash (used in) provided by
          operating activities                  (14,054)       15,152
Cash flows from investing activities:
  Capital expenditures                          (38,245)      (16,983)
  Purchase of the net assets of acquired
   entities                                     (29,399)       (1,520)
  Proceeds from sale of assets                       --            15
  Changes in nonoperating assets and
   liabilities                                      (33)          172
                                            ------------  ------------
         Net cash used in investing
          activities                            (67,677)      (18,316)
Cash flows from financing activities:
  Net (decrease) increase in debt under
   revolving credit agreements                  (30,550)        4,000
  Proceeds from long-term debt                   55,000            --
  Cash dividends paid                            (1,486)       (1,275)
  Proceeds from issuance of common stock         57,080           677
                                            ------------  ------------
         Net cash provided by financing
          activities                             80,044         3,402
                                            ------------  ------------
Net (decrease) increase in cash and cash
 equivalents                                     (1,687)          238
Cash and cash equivalents at beginning of
 period                                          12,019        12,403
                                            ------------  ------------
Cash and cash equivalents at end of period  $    10,332   $    12,641
                                            ============  ============


    CONTACT: Sypris Solutions, Inc.
             David D. Johnson, 502-329-2000